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                                                                 EXHIBIT 99.1




ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                   NEWS RELEASE
--------------------------------------------------------------------------------

Contact:     William R. Council, III
             President and Chief Executive Officer


                     ADVOCAT ANNOUNCES THIRD QUARTER RESULTS


FRANKLIN, Tenn. - (November 14, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the third quarter ended September 30, 2003. The Company reported a net loss for common stock of $2.9 million, or $0.52 per share, in the third quarter of 2003 compared with a net loss for common stock of $2.4 million, or $0.44 per share, in the same period in 2002. Net revenues for the third quarter of 2003 increased 14.8% to $56.0 million compared with $48.8 million in the same period of 2002.

THIRD QUARTER RESULTS

The increase in net revenues for the third quarter was due primarily to the addition of four nursing home leases entered during the second quarter of 2003. Advocat previously managed these homes under a management contract. Patient revenues rose 17.0% to $49.4 million compared with $42.2 million in the third quarter of 2002. Growth in patient revenues was primarily due to the new nursing home leases, increased Medicare utilization and increased Medicaid rates in certain states, partially offset by a slight decline in census in U.S. facilities, the sale of a nursing home in the fourth quarter of 2002, and the expiration of Medicare temporary payment increases effective October 1, 2002.

Resident revenues decreased to $5.7 million in 2003 from $5.8 million in the third quarter of 2002. The decline in resident revenues was attributable to the termination of leases on 16 assisted living properties during 2002, one assisted living facility during 2003 and the closure of another assisted living facility in 2003 and a decline in census compared with the prior year in U.S. assisted living facilities.

Ancillary service revenues, prior to contractual allowances, increased to $8.8 million in 2003 from $7.2 million in the third quarter of 2002 due to the new nursing home leases. Management fees increased to $778,000 compared with $669,000 in the third quarter of 2002 primarily due to changes in the rate of currency exchange between the Canadian and U.S. dollars.

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Total expenses increased to $58.7 million compared with $51.0 million in the third quarter of 2002. Operating expenses represented 87.9% of patient and resident revenues for the latest quarter compared with 85.1% of such revenues in the third quarter of 2002. The increase in operating expenses was primarily attributable to the operating costs of the four new leased Florida nursing homes, including costs of professional liability claims, and cost increases related to wages and benefits.

NINE MONTHS RESULTS

Net revenues increased to $157.8 million in the first nine months of 2003 compared with $149.9 million in 2002. Patient revenues accounted for the majority of the growth since last year and were $137.6 million in 2003 compared with $124.1 million in the first nine months of 2002, with the increase primarily due to the new nursing home leases. Resident revenues were $17.5 million compared with $23.6 million, reflecting the termination of leases on U.S. assisted living facilities. Management fees rose to $2.3 million in the 2003 period compared with $2.0 million for the first nine months of 2002.

Total expenses were $171.1 million in 2003 compared with $156.1 million in 2002. Operating expenses represented 91.3% of patient and resident revenues for 2003 compared with 84.1% of such revenues in 2002. The majority of the increase in operating costs was due to the addition of the the new nursing home leases.

Net loss to common stockholders for the first nine months of 2003 was $13.9 million, or $2.53 per share, compared with $6.7 million, or $1.22 per share, in the first nine months of 2002.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the Southeast, and three provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc


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                                  ADVOCAT INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (In thousands, except per share data)


                                         FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                          ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                        ----------------------    ----------------------
                                           2003         2002         2003         2002
                                        ---------    ---------    ---------    ---------
REVENUES:
   Patient revenues, net                $  49,446    $  42,247    $ 137,608    $ 124,075
   Resident revenues                        5,666        5,773       17,489       23,589
   Management fees                            778          669        2,301        1,995
   Equity in joint venture income              83           75          191          133
   Interest                                    70           35          204           94
                                        ---------    ---------    ---------    ---------
     Net revenues                          56,043       48,799      157,793      149,886
                                        ---------    ---------    ---------    ---------

EXPENSES:
   Operating                               48,470       40,889      141,585      124,169
   Lease                                    4,165        3,797       12,167       13,383
   General and administrative               3,781        3,472       10,217        9,825
   Interest                                   865          954        2,593        2,983
   Depreciation and amortization            1,393        1,368        4,133        4,120
   Asset impairment and non-recurring
     charge                                    --          527          364        1,591
                                        ---------    ---------    ---------    ---------
     Total expenses                        58,674       51,007      171,059      156,071
                                        ---------    ---------    ---------    ---------

Loss before income taxes                   (2,631)      (2,208)     (13,266)      (6,185)
Provision for income taxes                    150          132          425          328
                                        ---------    ---------    ---------    ---------
Net loss                                   (2,781)      (2,340)     (13,691)      (6,513)
Preferred stock dividends, accrued
   but not paid                                70           58          206          173
                                        ---------    ---------    ---------    ---------

NET LOSS FOR COMMON STOCK               $  (2,851)   $  (2,398)   $ (13,897)   $  (6,686)
                                        =========    =========    =========    =========

Basic loss per share                    $   (0.52)   $   (0.44)   $   (2.53)   $   (1.22)
                                        =========    =========    =========    =========
Diluted loss per share                  $   (0.52)   $   (0.44)   $   (2.53)   $   (1.22)
                                        =========    =========    =========    =========

Weighted average shares:
     Basic                                  5,493        5,493        5,493        5,493
                                        =========    =========    =========    =========
     Diluted                                5,493        5,493        5,493        5,493
                                        =========    =========    =========    =========


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